EXHIBIT 2.1

                     ASSET PURCHASE AGREEMENT BY AND BETWEEN
                        RTIN HOLDINGS, INC. ("BUYER") AND
                  ADVANCED PHARMACY SOLUTIONS, LLC. ("SELLER")


         This Agreement is entered into by and between BUYER, a Texas corporation, with its principal place of business in Longview, Gregg County, Texas, and SELLER, an Oklahoma limited liability corporation, with its principal place of business in Oklahoma City, Oklahoma, on this 5th day of December, 2003.

         WHEREAS, SELLER currently owns and operates a business that contracts with mental health clinics to provide all of their prescription drug needs including Medicaid patients, third party pay patients and indigent patients; and

         WHEREAS,   SELLER  operates   pharmacies  in  Colorado,   Oklahoma  and
Mississippi, with the Oklahoma pharmacy operating as a "central fill" pharmacy and ships prescription drugs into Virginia and Arkansas; and

         WHEREAS, SELLER owns 100% of the tangible and intangible Assets of the business which SELLER wishes to sell; and

         WHEREAS, BUYER desires to purchase all of the tangible and intangible Assets of SELLER, free and clear of any and all liabilities unless expressly assumed, and the rights to operate pharmacies in existing locations/states as well as locations throughout the United States and abroad; and

         WHEREAS, SELLER and BUYER deem it is in the best interest of both Parties for SELLER to sell and BUYER to purchase all of the Assets of SELLER.

         NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement and subject to the covenants set forth below, the parties agree as follows:

1.       Description of Assets

1.1 Subject to Section 1.2 below, the Assets (the "Assets") of the SELLER which are the subject of this transaction and consist of all Assets listed on the attached Exhibit "A".

1.2 Notwithstanding anything to the contrary in Section 1.1, the Assets exclude accounts receivable, reimbursements, cash, short-term investments or other cash equivalents due to SELLER under the Patient Assistance Program which is in the current approximate amount of $2.2 million.



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2.       Purchase Price, Prorations and Related Agreements

2.1 Except as otherwise provided on Exhibit "B", at the closing, SELLER agrees to assign, transfer and convey the Assets to BUYER and to execute and deliver to BUYER all titles, bills of sale, deeds, assignments and any other documents necessary to fully transfer to BUYER good and marketable title, free and clear of liens or encumbrances, to and the right to use the Assets transferred and other closing documents required by this Agreement. BUYER agrees to pay a total purchase price calculated as set forth in Section 2.2 below.

2.2 The purchase price to be paid by BUYER shall be 895,455 shares of RTIN Holdings, Inc. common stock ("the RTIN shares"). The RTIN shares shall be common shares of registered stock pursuant to a registration statement to be filed no later than fifteen (15) days after the Closing Date until the RTIN Shares shall become registered, pursuant to the terms and conditions of the Registration Rights Agreement executed of even date herewith, the RTIN Shares will be restricted shares.

         The term "restricted shares" when used in this Agreement shall be defined as: The restrictions imposed pursuant to Rule 144 of the Securities Act of 1933, as amended. Each certificate representing the RTIN Holdings, Inc. restricted stock will bear the following legend substantially as follows:

                  THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. THESE SHARES HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO DISTRIBUTION OR RESALE, AND MAY NOT BE MORTGAGED,
                  HYPOTHECATED, OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT FOR SUCH SHARES UNDER THE SECURITIES ACT OF 1933 OR AN OPINION OF COUNSEL FOR THE CORPORATION THAT REGISTRATION IS NOT REQUIRED UNDER SUCH ACT.

         Any shares of stock herein referred to and designated as "restricted shares" shall mean that any transfer, sale and ownership of such shares are expressly subject to the limitations and restrictions imposed by Rule 144 of the Federal Securities Act of 1933 as the same may be amended from time to time.

         BUYER agrees that should SELLER, at any time, subject only to its restricted terms, choose to sell its RTIN Shares referenced in 2.2 (c) when the market price as determined by the Stock Exchange upon which RTIN Holdings, Inc. shares are publicly traded (the "Market Price") is less that $2.00 per share, RTIN Holdings, Inc. agrees and obligates itself to pay to SELLER a sum equal to the difference between the net market price per share, after payment of standard or discounted commissions and transaction fees (not to exceed $.10 in the aggregate) and $2.00 per share for all of such shares then sold by SELLER.



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2.3      As  additional  consideration  for the  purchase of SELLER's  Assets by
         BUYER, BUYER agrees to assume SELLER's liability to Amerisourcebergen Drug Corporation ("ADC"), which amount is estimated to be One Million Dollars ($1,000,000), payable by SELLER that are personally guaranteed by Randall Meier. The parties hereby acknowledge Randall Meier is to be fully and unconditionally released from his personal guarantee, subject to approval by ADC, on such obligation and that ADC shall execute any and all documents necessary to effect such release, should such release eventually be approved by ADC. Notwithstanding the foregoing, the parties hereto agree that BUYER, and BUYER'S successors and assigns shall hold SELLER and Randall Meier harmless from and pay any loss, damage, cost or expense (including, without limitation, legal fees and court costs) which SELLER incurs by reason of ADC's failure to release Randall Meier from any and all liability on said obligation. No other liabilities, debts or accounts payable of SELLER or any parent or subsidiary or any officer, director, employee or representative of SELLER are assumed by BUYER.

2.4      Intentionally blank.

2.5      Intentionally blank.

2.6 The following items shall be prorated or adjusted, as of the close of business on the date of Closing:

         a. Employee Compensation: SELLER agrees to pay any and all compensation and amounts due to and including the Closing date, to SELLER'S employees, and shall thereafter remit all sums due to governmental entities or any other parties and arising out of such employment through the Closing date including, without limitation, salaries, social security taxes, bonuses, earned and accrued vacation per schedule prepared by SELLER and reviewed by BUYER, group medical and life insurance. The employees for SELLER will be terminated by SELLER on the day of Closing. BUYER may choose to hire some or all previous employees of SELLER. BUYER shall not have any responsibility or obligation to previous employees of SELLER with respect to any pension plan that may have been provided by SELLER; nor does BUYER have any obligation to provide a pension plan for the benefit of previous employees of SELLER.

         b. Consulting: Randall Meier will provide consulting services to the BUYER to assist in the transition of the Assets of the business for a period of 30 days without pay. Such consulting services shall not require more than 10 hours of consultation time per week and such can be done telephonically.

         c. Taxes and Assessments: Personal property taxes will be prorated between the parties based on the number of days the property is owned by each party during the tax year covering the date of closing.




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

         d. Utilities: All utilities owed by the business shall be charged to and paid by SELLER to and including the Closing date. Billing accounts shall be changed from SELLER to BUYER the day after Closing and SELLER shall fully cooperate with BUYER in changing such accounts.

         e. Rental Payments: Payment for rent on the office spaces under lease by SELLER shall be prorated to the date of Closing and shall be reimbursed to SELLER at closing. SELLER shall provide to BUYER copies of all leases of the business.

2.7 Subject to the prorations, if any, called for by Section 2.6, BUYER agrees to assume only the SELLER's obligations which are specifically assumed herein and/or that arise after the closing date. Such assumptions include, but may not be limited to, any leases that are in effect as of the date of closing. In addition to any other indemnity agreements provided herein below, SELLER shall indemnify and hold BUYER harmless from any liability, cost, expense or demand relating to assessment, payment and/or collection of taxes, federal and state, of and against SELLER, its Assets and properties including inventory and equipment for all periods prior to the date of closing.

2.8 At the closing, BUYER and Advanced Pharmacies Marketing, Inc., an Arkansas corporation will enter into a written Sales Management Agreement in the form attached hereto as Exhibit "C".

2.9 At the closing, the following individuals who are officers, directors, employees or representatives of SELLER shall sign and enter into a non-compete agreement in the form attached hereto as Exhibit "D":
         Randall Meier, John Maguire, Wilburn Yarbrough

3.       Closing, Resolution of Closing Conditions and Termination Rights

3.1 The closing of the transactions contemplated by this Agreement (the "Closing") shall take place in Longview, Gregg County, Texas, on December 5, 2003, at the offices of Harbour, Smith, Harris & Merritt at 10:00 o'clock a.m. In the event all conditions to the closing have not been materially satisfied, such closing shall take place not later than ten days following the satisfaction of all conditions necessary for closing.

3.2 Either of the parties may terminate this Agreement if the closing has not occurred by _________________, 2004 provided that the party proposing such termination is not in default of any covenant contained in this Agreement and that such termination shall not relieve any party in breach of any obligation under this Agreement from liability for such breach.

4.       Representation and Warranties of SELLER

4.1      SELLER represents and warrants to BUYER as follows:



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

         (a) SELLER is duly incorporated and validly existing under the laws of the State of Oklahoma;

         (b) SELLER has the corporate power and authority to execute, deliver and perform this Agreement and any other agreement or document executed by either of them under or in connection with this Agreement;

         (c) SELLER has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement and any such other agreement or document. This Agreement constitutes, and any such other agreement or document when executed will constitute, the legal, valid and binding obligations of SELLER enforceable against SELLER and in accordance with their respective terms.

         (d) To Seller's knowledge, neither the execution nor delivery of this Agreement nor the transactions contemplated herein, nor compliance with the terms and conditions of this agreement will:

                  [i] contravene any provision of law or any statute, decree, rule or regulation binding upon SELLER or contravene any judgment, decree, franchise, order or permit applicable to SELLER; or

                  [ii] conflict with or result in any breach of any terms, covenants, conditions or provisions of, or constitute a default (with or without the giving of notice or passage of time or both) under the Articles of Incorporation or By-Laws or any agreement, except those listed on Exhibit "B", or other instrument to which SELLER is a party or by which it is bound, or result in the creation or imposition of any lien, security interest, charge or encumbrance upon any of the Assets, rights, contracts or other property of the SELLER.

         (e) All authorizations, consents or approvals of, or exemptions required to be obtained by SELLER by any governmental, judicial or public body or authority required to authorize, or required in connection with [i] the execution, delivery and performance of this Agreement by SELLER, or [ii] any of the transactions contemplated by this Agreement, or [iii] any of the certificates, instruments or agreements executed by SELLER in connection with this Agreement, or [iv] the taking of any action by SELLER have been obtained and are in full force and effect. Applications have been made to the Drug Enforcement Agency and the Boards of Pharmacy for approval of the transfer and/or re-issuance of SELLER's licenses.




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

         (f) The unaudited financial statements, including profit and loss statements for the period ending on the closing date and balance sheets (the "Financial Statements") present fairly, in the case of the profit and loss statements, the results of operations for the one-year and monthly periods then ended, and in the case of the balance sheets, the financial condition at same dates. As of said dates, SELLER did not have any liabilities (contingent or otherwise) or Assets which are not disclosed in the Financial Statements or, in the case of liabilities, reserved against therein or otherwise disclosed in writing. The Financial Statements have been prepared in accordance with generally accepted accounting principles and practices in the United States consistently applied. SELLER affirms that since the dates of the Financial Statements, [i] there have been no adverse changes in the business or financial condition of SELLER, and SELLER has conducted its business in accordance with its normal and past practices, [ii] SELLER has not incurred any additional obligations or liabilities except trade debts in the ordinary course of business, [iii] SELLER has not declared or paid any dividend or made or agreed to make any other distribution or payment in respect to any of its shares or otherwise to any of its shareholders, and [iv] SELLER has not purchased or redeemed or agreed to purchase or redeem any of its shares. BUYER affirms that it has had the opportunity to review the Financial Statements and upon the assumption that such is true, accurate and reflective of the financial condition of SELLER accepts the same as being satisfactory.

                  SELLER has filed all tax returns which it has been required to file and has paid all taxes and interest and penalties, if any, which it has been required to pay other than as disclosed in writing to BUYER.

                  Apart from the Assets set forth in the Financial Statements, SELLER has no Assets, rights or other property, and no other Asset right or property is required or advisable for SELLER to conduct any of its business or activities.

         (g) To SELLER's knowledge, neither any of SELLER's Assets nor the use of any of them [i] violates or infringes any contract, copyright, trademark, service mark, right of privacy, patent or other right, or [ii] contains any material which SELLER is not duly authorized to use, or [iii] misuses or misappropriates any trade secret or confidential or proprietary information.

         (h) Except as set forth in Exhibit "E", SELLER has no current litigation or arbitration to which the SELLER is a party. There is no litigation or arbitration or administrative proceeding or claim asserted, pending or threatened respecting or involving the SELLER, the business of SELLER or any of the SELLER's Assets other than those listed on Exhibit "E".

         (i) SELLER is under no orders, writs, injunctions or decrees of any court, government or governmental agency or any arbitration award affecting the SELLER, or the business of the SELLER. To SELLER'S knowledge, there are no orders, writs, injunctions or decrees of any court, government or governmental agency or any arbitration award affecting the SELLER, the business of SELLER or any of the SELLER's Assets or other Assets of the SELLER. To SELLER'S knowledge, the SELLER and its Assets and operations are in compliance with all applicable laws, rules, regulations and ordinances.



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



         (j) SELLER is the sole owner of the Assets of SELLER and of all rights in and to the Assets; except as set forth in Exhibit "B" there are no UCC's, liens, security interest, restrictions or other encumbrances on the SELLER's Assets, and SELLER, except as set forth on Exhibit "B", may sell the Assets to BUYER pursuant to this Agreement without the consent or approval of any person, corporation, partnership, governmental authority or other entity; except as set forth in Exhibit "B" SELLER will deliver good and marketable title to the Assets and SELLER has not sold, transferred or assigned any of its rights in and to any of the Assets; except as set forth in Exhibit "B" the Assets are free and clear of any liens, claims, encumbrances and restrictions of any kind. SELLER has no liabilities or obligations of any nature that adversely affect the Assets other than those set forth on Exhibit "B". -


         (k) SELLER is in the process of confirming its status as a Small Business Corporation pursuant to Section 1362 of the Code. With the exception of receiving such confirmation from the Internal Revenue Service, SELLER has complied with all federal, state and local governmental requirements relating to the filing of income tax returns, or property tax returns. All outstanding tax liabilities, including penalties and interest, if any, of any federal, state and local governmental authorities will be paid. SELLER will prepare a tax estimate for taxes accrued but not yet due as of the Closing date and SELLER shall make estimated tax payments to the appropriate authorities or credit BUYER for the estimated amounts. If, despite any required deposits, taxes are due to any governmental entity for activities or revenues of the business for periods prior to closing, SELLER shall pay such taxes within 15 days of its receipt of notice from BUYER indicating that taxes are owed. BUYER shall submit with its notice evidence of the taxes due.

         (l) SELLER makes no representation or warranty, express or implied, with respect to the condition or state of repair of the assets, including without limitation, any implied warranties of merchantability or fitness for a particular purpose; provided however, the inventory items included in this sale are, in all material respects, in good and saleable condition. In reasonable business judgment of Seller, the Assets comprise all material assets necessary to conduct the Business as presently conducted by Seller.

5.       Representations and Warranties of BUYER

5.1      BUYER represents and warrants to SELLER as follows.

         (a) BUYER is duly incorporated and validly existing under the laws of Texas; BUYER has the corporate power and authority to execute, deliver and perform this Agreement and any other agreement or document in connection with this Agreement; and BUYER has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement and any such other agreement or document. This Agreement constitutes, and any such other agreement or document when executed will constitute, the legal, valid and binding obligations of BUYER enforceable against BUYER in accordance with their respective terms.



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

         (b) Neither the execution nor delivery of this Agreement nor the transactions contemplated herein, nor compliance with the terms and conditions of this Agreement will:

                  [i] contravene any provision of law or any statute, decree, rule or regulation binding upon BUYER or contravene any judgment, decree, franchise, order or permit applicable to BUYER; or

                  [ii] conflict with or result in any breach of any terms, covenants, conditions or provisions of, or constitute a default (with or without the giving of notice or passage of time or both) under the Articles of Incorporation or By-Laws of the BUYER or any agreement or other instrument to which BUYER is a party or by which either is bound, or result in the creation or imposition of any lien, security interest, charge or encumbrance upon any of the Assets, rights, contracts or other property of the BUYER.

         (c) All authorizations, consents or approvals of, or exemptions by, any governmental, judicial or public body or authority required to authorize, or required in connection with (i) the execution, delivery and performance of this Agreement by BUYER, or (ii) any of the transactions contemplated by this Agreement, or (iii) any of the certificates, instruments or agreements executed by BUYER in connection with this Agreement, or (iv) the taking of any action by BUYER, have been or at the Closing will have been obtained and at the Closing will be in full force and effect.

         (d)      The RTIN Shares that BUYER issues to SELLER in accordance with
                  Section 2.2 at the Closing, shall be duly and validly issued, fully paid and non-assessable, free of preemptive rights and free of all other restrictions on transfer except those imposed by applicable federal and state securities laws or otherwise disclosed in writing to SELLER. The RTIN Shares are being issued pursuant to a valid registration statement to be filed no later than fifteen (15) days after the Closing Date. Notwithstanding the foregoing, and until the RTIN Shares become registered, the RTIN Shares are being issued as of the date hereof to SELLER pursuant to an exemption from registration under Section 4(2) of the Securities Act of 1933 and Regulation D promulgated thereunder.

         (e) BUYER is knowledgeable and experienced in making investment decisions and is able to bear the economic risk of loss of its investment in the Assets of SELLER, except to the extent that such loss is the result of a material misrepresentation or breach by SELLER.



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

         (f) BUYER'S common stock is traded on the OTC BB. No circumstances exist, to BUYER's knowledge, that could reasonably be expected to result in BUYER's being ineligible for trading on the OTC BB as of the Closing.

         (g) BUYER acknowledges that (i) it has inspected the Assets and agrees to accept the Assets in their "AS IS" condition and state of repair and (ii) SELLER has made no representation or warranty, express or implied, with respect to the condition or state of repair of any of the Assets.

6.       Indemnities

6.1 The representations and warranties of the SELLER and BUYER will be deemed made on execution of this Agreement and at the Closing, and all of those representations and warranties and all of the covenants and obligations of the parties under this Agreement will survive the Closing for a period of one (1) year except for fraud, which shall survive until the applicable statute of limitations has expired.

6.2 BUYER will hold SELLER harmless from and pay any loss, damage, cost or expense (including, without limitation, legal fees and court costs) which SELLER incurs by reason of any representation or warranty of BUYER being incorrect or by reason of any breach by BUYER of any of its covenants or obligations under this Agreement.

6.3 SELLER will hold BUYER harmless from and pay any loss, damage, cost or expense (including, without limitation, legal fees and court costs) which BUYER incurs by reason of any representation or warranty of SELLER being incorrect or by reason of any breach by SELLER of any of its covenants or obligations under this Agreement.

6.4 BUYER acknowledges that SELLER has represented to it that there is approximately $1 million owed by SELLER and guaranteed by Randall Meier in the aggregate to third party creditors ("the Indebtedness"). BUYER has agreed to assume certain indebtedness pursuant to Paragraph 2.3 of the Agreement, that is personally guaranteed by Randall Meier. The third party creditors to which this indebtedness is owed are listed on Exhibit "F". BUYER shall have no obligation to assume or pay any indebtedness of SELLER other than the indebtedness specified in Paragraph 2.3 of this Agreement.



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

6.5 The parties will hold each other harmless, defend and indemnify each other from any loss, damage, cost or expense (including, without limitation, legal fees and court costs) from any claim for commissions, transaction fees and brokerage fees arising, directly or indirectly, to the transaction made the subject of this Agreement and SELLER expressly warrants and represents that there are no commissions, transaction fees, brokerage fees or other fees due and owing or which may become due and owing as the result of any relationship, agreement or understanding between SELLER and a third party.

6.6 The rights and remedies of the parties under this Section 6 are in addition to and not by the way of limitation upon any other rights and remedies. The rights and remedies of the parties are cumulative, but a party will not be entitled to incidental or consequential damages or loss of profits.

6.7 SELLER shall hold harmless and indemnify BUYER from any and all liabilities and claims whatsoever which relate to the business prior to closing or which relate to the sale and purchase of the Assets and hold BUYER harmless for costs and expenses, including reasonable attorney fees relating thereto. In the event any claim or liability for which SELLER may be responsible under this section is made known to BUYER, BUYER shall promptly notify SELLER of such claim or liability and allow SELLER the opportunity to object to and/or defend against such claim or liability. Except with respect to matters constituting fraud or intentional or willful breach or misrepresentation, SELLER shall not be required to provide indemnification hereunder unless:

                  (i) the claim, together with all other claims previously made, if any, exceeds Five Thousand Dollars ($5,000); and

                  (ii) written notice of such claim for indemnification is given to the other party hereto within one (1) year following the Closing Date.

7.       Transactions Completed at Closing

7.1 The following requirements will be completed or satisfied, as the case may be, at the Closing.

         (a) SELLER delivers to BUYER an Omnibus Bill of Sale covering all Assets.

         (b) BUYER will deliver to SELLER a Registration Rights Agreement with respect to the RTIN shares.

         (c) SELLER will deliver a Resolution of the Board of Directors of SELLER which approves the sell of the Assets to BUYER.

         (d) SELLER will deliver to BUYER a Marketing Agreement allowing BUYER to operate the business of SELLER in the name of SELLER until the appropriate federal and state licensing requirements are met.

         (e)      SELLER   and   its   officers,   directors,    employees   and
                  representatives will deliver to BUYER a signed non-compete agreement in the form attached hereto as Exhibit "D".

         (f) Within four (4) business days of the Closing, BUYER, or its transfer agent, delivers to SELLER the certificates for restricted shares representing the RTIN Shares, registered in the name of Randall Meier.

         (g) SELLER certifies that the officers and directors of the Companies are as follows:

                   Chairman:                  John Maguire
                   President:                 Randall Meier
                   Secretary:                 Eddie Littlejohn
                   VP Marketing/GM:           Will Yarborough

         (h) The BUYER will be furnished with resignations by all current officers and directors of the SELLER.

         (i) The parties furnish each other with certificates by one of their officers or directors (i) certifying the adoption by their directors and, if necessary, by their shareholders, of resolutions authorizing the execution, delivery and performance of this Agreement and any other agreements and documents in connection herewith, and (ii) also certifying the names, positions and signatures of the persons authorized to sign on their behalf.

         (j) SELLER will furnish to BUYER certificates of the appropriate governmental authority in Oklahoma, Colorado, Mississippi, Arkansas and Virginia, as the case may be, dated within five
                  (5) days of the Closing confirming that the SELLER is in existence and in good standing in its respective jurisdictions ("Certificates of Good Standing").

7.2      Except  for  the   Certificates  of  Good  Standing,   the  agreements,
         certificates, consents and other documents to be executed and delivered at the Closing shall be dated the date of the Closing.

7.3 BUYER shall notify the applicable governing authorities concerning this transaction within the applicable periods provided by law. SELLER shall comply with all reasonable requests by BUYER to assist in the notification of the governing authorities and transfer of licenses, if applicable.

7.4      Completion  or  satisfaction,  as  the  case  may  be,  of  all  of the
         requirements   under  Section  7  (including  the  correctness  of  the
         statements in the certificates and other documents delivered) are conditions precedent to completing the Closing under this Agreement. No part of the Closing under this Agreement will be deemed completed unless all requirements under this Agreement shall have been completed or satisfied.

8.       Right of Offset

8.1 Except as set forth in Exhibit "B", it is understood and agreed that BUYER expects to receive possession and control of the Assets free and clear of any debts and encumbrances, claims of state and federal taxes, liens, leases, or claims of any other party except as set for herein. If, and in the event after Closing, BUYER shall become aware of any claim, tax, lien, lease or debt against the Assets of the business purchased by BUYER, not disclosed by SELLER in writing and assumed by BUYER in writing at the time of Closing, and said debts, claim or taxes adversely affect the Assets purchased by BUYER, BUYER shall promptly notify SELLER in writing of such claim(s). In the event SELLER does not cure default or has not paid such valid claim(s) within the twenty (20) days following receipt of such notice from BUYER, or notify BUYER in writing that such claim(s) is in dispute and begun to resolve the dispute, then, and in the event, BUYER may pay the same and deduct the amount of debt or default from any monies due and owing to SELLER under this Agreement.

9.       Governing Law

         This Agreement will be governed by and construed in accordance with the laws of Texas. Venue shall lie solely in a state court in and for Gregg County, Texas.

10.      Amendment and Waiver

10.1 This Agreement may not be amended or terminated except by an instrument in writing signed by all of the parties hereto or upon material breach with remedies stated therefor.

10.2 No provision of this Agreement and no right or obligation under this Agreement may be waived except by an instrument in writing signed by the party waiving the provision, right or obligation in question.

11.      Assignment

         No party may transfer or assign any of its rights or obligations under this Agreement and any attempt thereat shall be null and void.

12.      Notices

12.1 Any notice, request, demand, waiver, consent, approval, or other communication which is required or permitted to be given to any party under this Agreement shall be in writing and shall be given to that party with copy at the addresses or fax numbers set forth below or, in the event of a change in any address or fax number, then to such other address or fax number as to which notice of the change is given:


         (a)      If to SELLER:

                  Randall Meier
                  1430 Overo Circle
                  Springdale, AR 72762

                  With a copy to (which shall not constitute notice):

                  Jim Smith or Steve Brooks
                  Friday, Eldredge & Clark
                  3425 North Futrall Drive
                  Suite 103
                  Fayetteville, Arkansas 72709

         (b)      If to BUYER:

                  RTIN Holdings, Inc.
                  911 N. Loop 281, Suite 408
                  Longview, Texas 75604
                  Attention: Curtis A. Swanson
                  Fax No.: (903) 619-2764

                  with a copy to (which shall not constitute notice):

                  Bruce A. Smith
                  P. O. Drawer 2072
                  Longview, Texas 75606
                  Fax No. (903) 753 5123

12.2     Notice shall be deemed given on receipt.

13.      Section Headings

         Section headings are for convenient reference only and shall not affect the meaning or have any bearing on the interpretation of any provision of this Agreement.

14.      Severability

         If any provision of this Agreement is held invalid under applicable law, such provision will be deemed ineffective to the extent of such invalidity, and such invalid provision will be modified to the extent necessary to make it valid and enforceable. Any such invalidity will not invalidate the remainder of this Agreement to the extent that such remainder does not result in an unjust hardship or an inequitable hardship on one or both of the parties.

15.      Interpretation

         Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against BUYER and SELLER, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of all parties hereto.

16.      Counterparts

         This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement.

17.      Separate Counsel

         The Parties acknowledge and agree that with respect to the agreements contained in this Agreement, each such party is relying solely on its own legal counsel and not on any advice, statements or representations of the other party's counsel.

18.      Attorney's Fees

         In the event either party retains an attorney to enforce any of the provisions of this Agreement, the prevailing party shall be entitled to the award of its attorney's fees incurred in connection therewith.

19.      Entire Agreement

         SELLER and BUYER acknowledge that this Agreement and the documents referred to herein constitute the entire agreement by and between the Parties and no other documents and/or writings are relied upon by the Parties hereto.

20.      Execution by Facsimile

         Delivery of an executed counterpart of a signature page to this Agreement by telecopier or facsimile transmission shall be as effective as delivery of a manually executed counterpart of this Agreement.

21.      Incorporation by Reference

         All Exhibits and documents referred to in the Agreement shall be deemed incorporated herein by any reference thereto as if fully set out.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

                                               Advanced Pharmacy Solutions, LLC.


                                               By:_____________________________
                                                  Randall Meier, President


                                               RTIN Holdings, Inc.


                                               By:_____________________________
                                                  Curtis Swanson, President

                       RESOLUTION OF BOARD OF DIRECTORS OF
                               RTIN HOLDINGS, INC.


         BE IT RESOLVED that the President of this corporation, Curtis Swanson, is hereby authorized and empowered for and on behalf of, and in the name of this corporation, to execute any and all documents necessary on behalf of this corporation to effectuate the asset purchase in this corporation of the Advance Pharmacy Solutions, Inc.

         BE IT FURTHER RESOLVED that said officer is further authorized to sign all papers, documents and acts necessary in order to accomplish the foregoing purpose, containing such terms as he, in his sole judgment, deems advisable, to receive and receipt for the proceeds thereof and to do any and all things as shall, in his sole discretion and judgment, be appropriate and desirable to accomplish the foregoing, containing such terms as he, in his sole judgment, deems advisable to accomplish the foregoing.

         The above and foregoing constitutes a true and correct copy of resolutions duly adopted at a meeting of the Board of Directors of said corporation held on November 4, 2003, at which meeting quorum was present and voted in favor of said resolutions, and said resolutions have never been modified and rescinded and are still in full force and effect.

         Dated November 4, 2003.


                                               _________________________________
                                               Curtis A. Swanson Asst. Secretary

                                  BILL OF SALE
                                  ------------


Date:             December ____, 2003

Seller:           Advanced Pharmacy Solutions, Inc., an Oklahoma corporation

Seller's Mailing
Address:          5350 S. Western, Suite 202A, Oklahoma City, Oklahoma 73109

Buyer:            RTIN Holdings, Inc., a Texas corporation

Buyer's Mailing
Address:          911 N. Loop 281, Suite 408, Longview, Texas 75604

Consideration:    Ten and No/100  Dollars  ($10.00)  and other good and valuable consideration paid and to be paid, the receipt and sufficiency of which is hereby acknowledged

Personal Property:

(a) All pharmaceutical drug inventory owned by Seller and situated in and upon the premises of each of the businesses operated by Seller and located in Oklahoma, Colorado and Mississippi;

(b) All office equipment used, owned and held by Seller in its business and more particularly described on Exhibit "A" attached hereto and made a part hereof;

(c) All miscellaneous equipment and related machines used by Seller in its pharmacy business located in Oklahoma, Colorado and Mississippi.

         For value received Seller hereby grants, bargains, sells, assigns, transfers and delivers the Personal Property to Buyer. Seller warrants and represents that the Assets will be free and clear of all liens, security interests, claims, taxes and encumbrances of any nature whatsoever, except as otherwise disclosed. Seller agrees to defend marketable title to the Personal Property to Buyer and Buyer's successors and assigns against all lawful claims.


ADVANCED PHARMACY SOLUTIONS, INC.           RTIN HOLDINGS, INC.


By __________________________               By __________________________

                                    EXHIBIT A

                                 LIST OF ASSETS

1.       Any and all prescription drug inventories.

2. All of Seller's list of customers (and any customer agreements), together with any new customers accepted between the date of this agreement and the closing date.

3. The furnishings, fixtures, equipment, computers to support the same, billing systems, software, equipment used or sold in the normal course of the business and supplies.

4. All accounts receivable save and except the accounts receivable due to Seller under the Patients Assistance Program referred to in Paragraph
         1.2 of the Asset Purchase Agreement.

5. Goodwill of the business, including the rights to use the name Advanced Pharmacy Solutions, Inc., logs trademarks, all other trade names and other similar property without limitation, customer lists, written and oral, customer contracts/agreements and reputation.

6.       All  supplier   lists,   sale   records,   working   files,   licenses,
         certificates, promotional materials and other similar property and intellectual rights.

7.       All pre-paid and security deposits.

                                    EXHIBIT B
                                    ---------

                                   LIEN SEARCH
                                   -----------

         The following represents all security interests filed against Seller's assets:


Document Type:  FINANCING STATEMENT - S     Description:
Filing Date:    9/6/2001 9:14:00 AM            PHARMACY SYSTEM, DELL OPTIPUX GX
Page Count:     2

Debtors                                     Secured Parties
ADVANCED PHARMACY SOLUTIONS LLC             WELLS FARGO FINANCIAL LEASING INC
5350 Southwestern, Suite 702A               604 Locust, 15th Floor
Oklahoma City, OK 73109                     Des Moines, IA 50309

--------------------------------------------------------------------------------

Document Type:  FINANCING STATEMENT - S     Description:
Filing Date:    1/31/2003 10:50:20 AM       ALL PROPERTY, EQUIPMENT, MACHINERY,
Page Count:     2                           FURNITURE, FURNISHINGS, FIXTURES,
                                            MOTOR VEHICLES, ACCOUNTS, ACCOUNTS
                                            RECEIVABLE, INVENTORY, GOODS,
                                            PROCEEDS.

Debtors                                     Secured Parties
ADVANCED PHARMACY SOLUTIONS LLC             RANDALL MEIER
5350 Southwestern, Suite 702A               1430 Overo Circle
Oklahoma City, OK 73109                     Springdale, AR 72762

--------------------------------------------------------------------------------

Document Type:  FINANCING STATEMENT - S     Description:
Filing Date:    1/31/2003 10:51:28 AM       ALL PROPERTY, EQUIPMENT, MACHINERY,
Page Count:     2                           FURNITURE, FURNISHINGS, FIXTURES,
                                            MOTOR VEHICLES, ACCOUNTS, ACCOUNTS
                                            RECEIVABLE, INVENTORY, GENERAL
                                            INTANGIBLES.

Debtors                                     Secured Parties
ADVANCED PHARMACY SOLUTIONS LLC             RANDALL MEIER
5350 Southwestern, Suite 702A               1430 Overo Circle
Oklahoma City, OK 73109                     Springdale, AR 72762

--------------------------------------------------------------------------------

Document Type:  FINANCING STATEMENT - S     Description:
Filing Date:    1/31/2003 10:50:20 AM       ALL GOODS, CHATTELS, MACHINERY,
Page Count:     2                           EQUIPMENT, MOTOR VEHICLES,
                                            COMPUTERS, INVENTORY, CHATTEL PAPER
                                            AND GENERAL INTANGIBLES.

Debtors                                     Secured Parties
ADVANCED PHARMACY SOLUTIONS LLC             MORRIS & DICKSON CO LTD
5350 Southwestern, Suite 702A               P.O. Box 5845
Oklahoma City, OK 73109                     Shreveport, LA 71135

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Document Type:  FINANCING STATEMENT - S     Description:
Filing Date:    7/1/2003 4:02:44 PM         PROPERTY, RIGHTS, TANGIBLE AND
Page Count:     2                           INTANGIBLE, EQUIPMENT, MACHINERY,
                                            FURNITURE, FURNISHINGS, FIXTURES,
                                            MOTOR VEHICLES, PERSONAL PROPERTY,
                                            ADDITIONS, ACCESSIONS, REPLACEMENTS,
                                            SUBSTITUTIONS, ACCOUNTS, CHATTEL
                                            PAPER, DOCUMENTS, INSTRUMENTS,
                                            INVENTORY, CONTRACTS, COPYRIGHTS,
                                            PROCEEDS.

Debtors                                     Secured Parties
ADVANCED PHARMACY SOLUTIONS LLC             RANDALL MEIER
5350 Southwestern, Suite 702A               1430 Overo Circle
Oklahoma City, OK 73109                     Springdale, AR 72762

--------------------------------------------------------------------------------

Document Type:  FINANCING STATEMENT - S     Description:
Filing Date:    9/24/2003 11:20:04 AM       ALL PERSONAL PROPERTY OF DEBTOR
Page Count:     2                           INCLUDING ACCOUNTS, CHATTEL PAPER,
                                            INVENTORY, EQUIPMENT,  INSTRUMENTS,
                                            INVESTMENTS PROPERTY, DOCUMENTS,
                                            DEPOSIT ACCOUNTS, GENERAL
                                            INTANGIBLES, PRODUCTS AND PROCEEDS.

Debtors                                     Secured Parties
ADVANCED PHARMACY SOLUTIONS LLC             AMERISOURCEBERGEN DRUG CORPORATION
5350 Southwestern, Suite 702A               1300 Morris Drive
Oklahoma City, OK 73109                     Valley Forge, PA 19087
ADVANCED PHARMACY SOLUTIONS LLC
5212 Lewis Road
Sandstone, VA 23150

                                    EXHIBIT C
                                    ---------

                       MARKETING AGREEMENT BY AND BETWEEN
                        ADVANCED PHARMACY SOLUTIONS, INC.
                             AND RTIN HOLDINGS, INC.


         This Marketing Agreement is entered into this ______ day of December, 2003 by and between Advanced Pharmacy Solutions, Inc. ("APS") and RTIN Holdings, Inc. ("RTIN").

         WHEREAS, APS and RTIN have entered into an Asset Purchase Agreement whereby RTIN is buying 100% of the tangible and intangible Assets of APS; and

         WHEREAS, RTIN will be applying for federal and state licenses with, among others, the various state licensing boards and the Drug Enforcement Agency; and

         WHEREAS, in order to fully and completely utilize the Assets of the business purchased by RTIN, it will be necessary for RTIN to market its services under the APS licenses until the new licensing has been approved; and

         WHEREAS, RTIN and APS deem it in the best interest of both parties to enter into this Marketing Agreement.

         NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement and subject to the covenants set forth below, the parties agree as follows:

1.       Description of Licenses

         1.1 APS is the owner of certain licenses, both federal and state, with various state licensing boards and the Drug Enforcement Agency. The purpose of these licenses is to operate the business, contract with mental health clinics and to provide all of the prescription drug needs to the mental health clinics including Medicaid patients, third party pay patients and indigent patients.

         1.2 It will be necessary for RTIN to apply for federal and state licenses in order to fully utilize and operate the Assets being purchased by RTIN from APS. Such licensing procedure requires application and approval for which such application and approval takes a certain period of time before licenses are issued.

2.       Marketing and Use of Licenses

         2.1 APS agrees to allow RTIN to utilize its name and licenses in order to operate and utilize the Assets being purchased by RTIN from APS until such licenses have been obtained by RTIN as referenced in Paragraph 1.2 above.

3.       Fees, Expenses and Indemnity

         3.1 During the time period that RTIN markets and utilizes these Assets under the name APS, RTIN will be responsible for all Assets under the name APS

         3.2 RTIN agrees to indemnify and hold harmless APS from all accounts, expenses or debts incurred by RTIN following the date of this Marketing Agreement and until the date that licenses are secured by RTIN in order to operate the business in its own name.

4.       Term of Contract

         4.1 This Marketing Agreement shall terminate upon the approval of licenses for RTIN by federal and state authorities in order for RTIN to fully utilize the Assets it has acquired from APS. RTIN shall give notice of the approval of licenses as they are acquired to APS.

5.       Governing Law

         5.1 This Marketing Agreement shall be governed by and construed in accordance with the laws of the State of Texas. Venue shall lie solely in Gregg County, Texas.

6.       Amendment and Waiver

         6.1 This Agreement may not be amended or terminated except by an instrument in writing signed by all of the parties hereto. No provision of this Agreement and no right or obligation under this Agreement may be waived except by an instrument in writing signed by the party waiving the provision, right or obligation in question.

7.       Assignment

         7.1 No party may transfer or assign any of its rights or obligations under this Agreement and any attempt thereat shall be null and void.

8.       Notices

         8.1 Any notice, request, demand, waiver, consent, approval, or other communication which is required or permitted to be given to any party under this Agreement shall be in writing and shall be given to that party with copy at the addresses or fax numbers set forth below or, in the event of a change in any address or fax number, then to such other address or fax number as to which notice of the changes is given:

         (a) If to APS:

         Randy Meier
         ____________________
         ____________________

With a copy to (which shall not constitute notice):

         Jim Smith or Tim Ezell
         Friday, Eldridge & Clark
         3425 North Futrall Drive
         Suite 103
         Fayetteville, Arkansas 72709

(b)      If to RTIN:
         RTIN Holdings, Inc.
         911 N. Loop 281, Suite 408
         Longview, Texas 75604
         Attention: Curtis A. Swanson
         Fax No.: (903) 619-2764

with a copy to (which shall not constitute notice):

         Bruce A. Smith
         P. O. Drawer 2072
         Longview, Texas 75606
         Fax No. (903) 753 5123

9.       Section Headings

         9.1 Section hearings are for convenient reference only and shall not affect the meaning or have any bearing on the interpretation of any provision of this Agreement.

10.      Severability

         10.1 If any provision of this Agreement is held invalid under applicable law, such provision will be deemed ineffective to the extent of such invalidity, and such invalid provision will be modified to the extent necessary to make it valid and enforceable. Any such invalidity will not invalidate the remainder of this Agreement.

11.      Interpretation

         11.1 Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against APS or RTIN, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of all parties hereto.

12.      Counterparts

         12.1 This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken togther, shall constitute but one and the same Agreement.

13.      Separate Counsel

         13.1 RTIN and APS acknowledge and agree that with respect to the agreements contained in this Agreement, each party is relying solely on its own legal counsel.

14.      Attorney's Fees

         14.1 In the event either party retains an attorney to enforce the provisions of this Agreement, the prevailing party shall be entitled to the award of its attorney's fees incurred in connection therewith.

15.      Entire Agreement

         15.1 This Agreement constitutes the entire agreement among the parties with respect to the matters described herein.


         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

ADVANCED PHARMACY SOLUTIONS, INC.           RTIN HOLDINGS, INC.


By __________________________               By __________________________

                                    EXHIBIT D
                                    ---------

                             COVENANT NOT TO COMPETE
                             -----------------------

         This Covenant Not to Compete is made by and between _________________, an individual, ADVANCED PHARMACY SOLUTIONS, INC., an Oklahoma corporation (hereinafter collectively referred to as "Seller"), and RTIN Holdings, Inc., a Texas corporation (hereinafter referred to as "Buyer").

         WHEREAS, on this date Buyer has purchased from Seller the Assets of Advanced Pharmacy Solutions, Inc.

         FOR AND IN CONSIDERATION of the purchase of said Assets, Seller agrees that it will not at any time within the five (5) years immediately following the date of this Covenant Not to Compete directly or indirectly engage in, own, operate, manage, control, be employed by, or have any interest in or be connected in any manner with any person, firm, corporation or business (whether as an employee, officer, director, agent, security holder, creditor, consultant or otherwise) that engages in any way in the providing of prescription drug needs to mental health clinics including Medicaid patients, third party pay patients and indigent patients within the States of Oklahoma, Mississippi, Colorado, Arkansas or Virginia. During the five (5) years following the date hereof, Seller will not solicit any of Buyer's employees or former employees of Seller. Seller also agrees that it will not at any time during the non-compete period (a) induce or otherwise take any actions which may cause any person or entity who is or was a client or customer of Seller at any time prior to the date hereof or who is or was a client or customer of Buyer at any time during such non-compete period, to terminate, alter or reduce such person's or entity's business with Buyer, or (b) in any other manner, directly or indirectly, divert business away from Buyer. Notwithstanding the foregoing, if Seller desires to hire a former employee of the business, Seller shall be required to get Buyer's consent.

         The parties agree that the remedy at law shall be inadequate and that the injured party shall be irreparably harmed for the breach of this Covenant Not to Compete and in such event the breaching party agrees than an injunction shall be entered against them upon the request of the non-defaulting party; however, the remedies are not limited to an injunction, but to any remedy at law or equity, and the prevailing party in any litigation shall be entitled to collect attorneys' fees and costs.

         EXECUTED this _____ day of December, 2003.

ADVANCED PHARMACY SOLUTIONS, INC.           RTIN HOLDINGS, INC.


By __________________________               By __________________________

                            COVENANT NOT TO COMPETE
                             -----------------------

         This Covenant Not to Compete is made by and between _________________, an individual, (hereinafter referred to as "____________"), and RTIN Holdings, Inc., a Texas corporation (hereinafter referred to as "Buyer").

         WHEREAS, on this date Buyer has purchased the Assets of Advanced Pharmacy Solutions, Inc. (hereinafter referred to as "APS").

         FOR AND IN CONSIDERATION of the purchase of said Assets, __________ agrees that he/she will not at any time within the five (5) years immediately following the date of this Covenant Not to Compete directly or indirectly engage in, own, operate, manage, control, be employed by, or have any interest in or be connected in any manner with any person, firm, corporation or business (whether as an employee, officer, director, agent, security holder, creditor, consultant or otherwise) that engages in any way in the providing of prescription drug needs to mental health clinics including Medicaid patients, third party pay patients and indigent patients within the States of Oklahoma, Mississippi, Colorado, Arkansas or Virginia. During the five (5) years following the date hereof, ________ will not solicit any of Buyer's employees or former employees of APS. _______ also agrees that he/she will not at any time during the non-compete period (a) induce or otherwise take any actions which may cause any person or entity who is or was a client or customer of APS at any time prior to the date hereof or who is or was a client or customer of Buyer at any time during such non-compete period, to terminate, alter or reduce such person's or entity's business with Buyer, or (b) in any other manner, directly or indirectly, divert business away from Buyer. Notwithstanding the foregoing, if _________ desires to hire a former employee of the business, ________ shall be required to get Buyer's consent.

         The parties agree that the remedy at law shall be inadequate and that the injured party shall be irreparably harmed for the breach of this Covenant Not to Compete and in such event the breaching party agrees than an injunction shall be entered against them upon the request of the non-defaulting party; however, the remedies are not limited to an injunction, but to any remedy at law or equity, and the prevailing party in any litigation shall be entitled to collect attorneys' fees and costs.

         EXECUTED this _____ day of December, 2003.

                                              RTIN HOLDINGS, INC.


By __________________________                 By __________________________
   __________________________                    Curtis Swanson, President

                                    EXHIBIT E
                                    ---------

                            LITIGATION OR ARBITRATION

1.       Seller currently has three (3) EEOC claims pending against it.

2. Seller currently is the defendant in one (1) lawsuit filed against it with respect to the Grand Prairie lease.

3. Seller has been threatened with two (2) lawsuits in Greensboro, North Carolina involving a lease.

                                    EXHIBIT F
                                    ---------

                    LIST OF CREDITORS FOR WHICH RANDALL MEIER
                         HAS GUARANTEED THE INDEBTEDNESS

1.       Amerisourcebergen Drug Corporation

2.       Morris & Dickson Co Ltd